Exhibit 10.1
EMPLOYMENT AGREEMENT
Amended and Restated as of November 11, 2008
     EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 11, 2008 by and between K-TRON INTERNATIONAL, INC., a New Jersey corporation (“K-Tron”), and EDWARD B. CLOUES, II, a resident of Pennsylvania (the “Employee”).
     K-Tron and the Employee are parties to an Employment Agreement dated as of October 6, 1997, as amended (the “Existing Agreement”).
     K-Tron and the Employee desire to amend the Existing Agreement in various respects, including to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that the Existing Agreement is amended and restated as follows:
     1. Employment. K-Tron agrees to employ the Employee, and the Employee accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms, conditions and other provisions hereinafter set forth.
     1.1 Employment Term. The employment term (the “Employment Term”) under the Existing Agreement commenced on January 5, 1998. Under this Agreement, the Employment Term shall continue until terminated in accordance with Section 8 or 9 hereof, provided that if a Change of Control (as defined in Section 9.1(a) hereof) occurs, the Employment Term will end on the first to occur of (i) the date that is one year after the Change of Control or (ii) March 15 following the end of the calendar year in which the Change of Control occurs, unless earlier terminated in accordance with Section 8 or 9 hereof.
     1.2 Duties and Responsibilities. During the Employment Term, the Employee shall serve as the Chairman of the Board and Chief Executive Officer of K-Tron, and he shall perform all duties and accept all responsibilities incident to such positions.
     1.3 Extent of Service. During the Employment Term, the Employee shall use his reasonable best efforts in the performance of his duties and responsibilities hereunder, and he shall devote such time and attention thereto as may be necessary to perform such duties and responsibilities, it being understood that substantially all of his business time shall be devoted to K-Tron and to other activities of a type that might typically be performed by the chairman and chief executive officer of a company such as K-Tron. Without limiting other activities in which the Employee may be or become involved, it is recognized by K-Tron that the Employee shall continue as the non-executive Chairman of the Board of AMREP Corporation.
     1.4 Compensation and Benefits.
          (a) For all the services rendered during the Employment Term by the Employee hereunder, K-Tron shall pay the Employee a base salary (“Base Salary”) at an annual rate not less than the rate in effect immediately before the date of this amendment and restatement of the Existing Agreement, which shall be payable in installments at such times as K-Tron customarily pays its other senior level executives (but in no event less often than monthly). Such Base Salary may be increased from time to time during the Employment Term in the sole discretion of the Board of Directors of K-Tron (the “K-Tron Board”) or any duly authorized committee thereof, and any such increased salary shall thereafter be the Employee’s new Base Salary for all purposes of this Agreement. The Employee shall also be entitled to receive bonus payments in the sole discretion of the K-Tron Board or any duly authorized committee thereof.
          (b) In addition to such annual salary and bonus payments (if any), the Employee shall be entitled to a car allowance (“Car Allowance”) of not less than $12,000 annually, which shall be earned in bi-weekly installments. The Employee shall also be entitled to an annual physical examination by a physician selected by the Employee and annual paid vacation of six weeks per year, and he shall also be entitled to participate in such employee benefit plans of K-Tron as may exist from time to time on the same basis as other senior level executives of K-Tron.
          (c) In addition to the foregoing, the Employee shall be reimbursed for the premiums which he pays for (i) a term life insurance policy having a death benefit of $1,000,000, which shall be in addition to any group term life insurance which the Employee may be required to accept or may receive under any K-Tron group plan, and (ii) disability insurance providing coverage equal to $30,000 per month (or a lesser amount, if the Employee so agrees) through age 70, and he shall also be reimbursed for the estimated federal, state and local income and FICA taxes to be incurred on such reimbursements. The definition of disability shall be that the Employee is unable to perform his duties as the chief executive officer of K-Tron. K-Tron and the Employee acknowledge that the term life and disability coverages under this Section 1.4(c) are satisfied by the term life insurance policy which the Employee has purchased from AXA Equitable and the QQ series Disability Income Policy which the Employee has purchased from Northwestern Mutual Life.
     1.5 Location. Without his express written consent, the Employee shall not be obligated to relocate outside of the greater Philadelphia metropolitan area.
     2. Reimbursement of Expenses. K-Tron shall reimburse the Employee for all ordinary and necessary out-of-pocket business expenses incurred by him in connection with the discharge of his duties and responsibilities hereunder in accordance with K-Tron’s expense approval procedures then in effect and upon presentation by the Employee of an itemized account of such expenses.
     3. Developments. The Employee shall disclose fully, promptly and in writing to K-Tron any and all inventions, discoveries, improvements, modifications and the like, whether patentable or not, which he conceives, makes or develops, solely or jointly with others, while employed by K-Tron and which (a) relate to the business, work or activities of K-Tron or any of its subsidiaries (K-Tron and its subsidiaries as they may exist from time to time are collectively referred to herein as the “K-Tron Group”, and each is sometimes individually referred to herein as a “member” of the K-Tron Group) or (b) result from or are suggested by the carrying out of his duties hereunder, or from or by any information which he may receive while employed by K-Tron. The Employee hereby assigns, transfers and conveys to K-Tron or its designee all of his right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and the like and agrees to take all such actions as may be requested by K-Tron at any time with respect to any such invention, discovery, improvement, modification or the like to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of K-Tron, the Employee shall execute and deliver to K-Tron, or to another member of the K-Tron Group designated by K-Tron, any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for K-Tron, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable K-Tron or such other member of the K-Tron Group to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or the like or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. K-Tron or such other member of the K-Tron Group shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section 3.
     4. Confidential Information. The Employee acknowledges that, by reason of his employment by K-Tron, he will have access to confidential information of the K-Tron Group, including, without limitation, information and knowledge pertaining to business strategies, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, customer and client lists and relationships between members of the K-Tron Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with such members (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of K-Tron and the other members of the K-Tron Group and covenants that, both during and after the Employment Term, he will not disclose any such Confidential Information to any person, except in connection with the performance of his duties and responsibilities hereunder, without the prior written authorization of the K-Tron Board. The obligation of confidentiality imposed by this Section 4 shall not apply to information which appears in issued patents or printed publications, which otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement or which is required to be disclosed by court order or applicable law.
     5. Non-Competition.
          (a) During (i) the Employment Term and (ii) for (A) two years thereafter only in the event that such Employment Term is terminated under Section 8.2 (Disability) or 8.5 (Cause) hereof or (B) one year thereafter if the Employee terminates employment with K-Tron with or without giving any required notice (but excluding any termination by the Employee which is a Termination upon a Change of Control as defined in Section 9.1(c) hereof) or if the Employment Term is terminated by K-Tron under Section 8.6 (Without Cause) hereof, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the K-Tron Board, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing feeding, pneumatic conveying or size reduction equipment, or in any other business then engaged in by K-Tron or any other member of the K-Tron Group, within (i) any state of the United States or the District of Columbia or (ii) any other country in which K-Tron or any member of the K-Tron Group has engaged in any such business within the prior year; provided, however, that notwithstanding the foregoing, the Employee shall not be prohibited from acting in any capacity for or with respect to any such entity if the Employee is not involved in any way with that part of the entity which is engaged in the competitive activity; and further provided, that this provision shall not be construed to prohibit the passive ownership by the Employee of not more than 1% of the equity of any entity which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that the provisions of this Section 5(a) should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.
          (b) Nothing in Section 5(a) above shall be construed to prohibit the Employee from being connected as a partner, principal, shareholder, associate, special counsel, of counsel or otherwise with another lawyer or a law firm, including Morgan, Lewis & Bockius LLP, which performs services for clients engaged in any business or enterprise that is competitive with any business or enterprise in which K-Tron or any member of the K-Tron Group is engaged, provided that the Employee is not personally and knowingly involved in performing services for any such clients during the period specified in Section 5(a) with respect to any part of their businesses that would be so competitive. The parties further agree that, with respect to the confidentiality obligations of Section 4 of this Agreement, the Employee’s knowledge of such confidential information shall not be imputed to any other lawyer or law firm with which the Employee may be or become connected.
     6. No Solicitation. During (a) the Employment Term and (b) for (i) two years thereafter only in the event that such Employment Term is terminated under Section 8.2 (Disability) or 8.5 (Cause) hereof or (ii) one year thereafter if the Employee terminates employment with K-Tron with or without giving any required notice (but excluding any termination by the Employee which is a Termination upon a Change of Control as defined in Section 9.1(c) hereof) or if the Employment Term is terminated by K-Tron under Section 8.6 (Without Cause) hereof, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the K-Tron Board, (A) call on or solicit, either directly or indirectly, any person, firm, corporation or other entity who or which is, or within two years prior thereto had been, a customer of any member of the K-Tron Group, with respect to any matters involving the designing, engineering, manufacturing, marketing, selling or distributing of feeding, pneumatic conveying or size reduction equipment or involving any other business then engaged in by any member of the K-Tron Group, or (B) knowingly solicit for employment any person who is an employee of any member of the K-Tron Group (or who was such an employee within six months prior to any such termination).

     7. Equitable Relief.
          (a) The Employee acknowledges that the restrictions contained in Sections 3, 4, 5 and 6 hereof are, in view of the nature of the business of K-Tron and the other members of the K-Tron Group, reasonable and necessary to protect the legitimate interests of the K-Tron Group, that K-Tron would not have entered into this Agreement in the absence of such restrictions, that the business of the K-Tron Group is international in scope and that any violation of any provision of those Sections could result in irreparable injury to K-Tron and the other members of the K-Tron Group.
          (b) The Employee agrees that in the event of any violation of the restrictions referred to in Section 7(a) above, K-Tron shall be entitled to preliminary and permanent injunctive relief, without the necessity of posting a bond or proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which K-Tron may be entitled.
          (c) The Employee irrevocably and unconditionally agrees that in the event of any violation of the restrictions referred to in Section 7(a) above, an action may be commenced for preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Gloucester or Camden County, New Jersey or in any other court of competent jurisdiction. The Employee hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The Employee agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 14 hereof and that all pleadings, notices and other papers may be served upon him in the same manner.
          (d) The non-competition and no solicitation provisions of Sections 5(a) and 6 above shall be extended by any time period during which the Employee is in violation of any of such provisions.
          (e) The Employee may provide, and any member of the K-Tron Group may similarly provide, a copy of Sections 3, 4, 5 and 6 of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Sections 5 and 6 of this Agreement after expiration of the time periods set forth therein.
          (f) The Employee represents and acknowledges that (i) he has been advised by K-Tron to consult his own legal counsel in respect of this Agreement and (ii) he has had full opportunity to do so.

     8. Termination.
     8.1 By Employee. Except where a different time period may be specified in a particular Section of this Agreement, the Employee may terminate the Employment Term effective upon not less than 90 days prior written notice to K-Tron. Should the Employee elect to terminate the Employment Term on this basis, K-Tron shall not have any liability or obligation to the Employee hereunder after the date on which the Employment Term ends except for any earned but unpaid Base Salary and Car Allowance, any unpaid bonus previously awarded by the K-Tron Board or any committee thereof (an “Unpaid Awarded Bonus”) and any benefits or payments (excluding any severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covers the Employee at the time of his termination, and also except as provided below with respect to a Termination upon a Change of Control or as provided in Sections 8.4 and 8.7 hereof with respect to a Good Reason (as defined below) termination.
     8.2 Partial or Total Disability. If in the good faith judgment of the K-Tron Board, based upon the advice of two disinterested physicians, the Employee is unable to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for six consecutive months, or for six months during any 12 month period, during which time K-Tron shall continue to compensate the Employee hereunder, the Employment Term may be terminated by K-Tron. In the event the Employee is terminated for disability as aforesaid, he shall be entitled to receive a lump sum amount equal to two years (“Disability Period”) of his then-annual Base Salary and Car Allowance plus any Unpaid Awarded Bonus, provided that the lump sum Base Salary amount shall be reduced by the present value of any payments that are expected to be made to the Employee during the Disability Period under any applicable disability benefit programs, including Social Security disability, worker’s compensation and disability retirement benefits. All amounts payable to the Employee following a termination of employment on account of disability shall be paid to the Employee within 30 days after his Termination Date (as defined in Section 9.1(b) hereof). Except as provided above and in Section 8.8 hereof, and except for any earned but unpaid Base Salary and Car Allowance and any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covered the Employee at the termination date of the Employment Term, K-Tron shall not have any other liability or obligation to the Employee in the event of the termination of the Employment Term due to his disability.
     8.3 Death. In the event that the Employee dies during the Employment Term, K-Tron shall pay to his executors, administrators or personal representatives, as appropriate, an amount equal to (i) his then-annual Base Salary which he would otherwise have earned for the month in which he dies and for three months thereafter plus (ii) any Unpaid Awarded Bonus. The Employee’s death benefit shall be paid in a lump sum payment within 30 days after his death. K-Tron shall not have any other liability or obligation hereunder to the Employee’s executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through him, except for any earned but unpaid Base Salary and Car Allowance and any benefits or other payments (excluding any severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covered the Employee at the time of his death.

     8.4 For Good Reason. The Employment Term may be terminated at any time by the Employee for the failure of K-Tron to observe or perform any of the material terms or provisions hereof, provided that the Employee has given written notice of such failure to K-Tron and such failure has continued for 30 days thereafter (“Good Reason”). In order for the Employee to terminate employment for Good Reason, the Employee must provide written notice to K-Tron specifying the event that constitutes Good Reason within 90 days of the initial occurrence of such event. K-Tron shall have 30 days following the receipt of such notice in which to remedy such event. If K-Tron does not remedy such event within such 30-day cure period, the Employee’s employment must terminate within 60 days after the end of the 30-day cure period in order for the termination to be on account of Good Reason.
     8.5 For Cause. The Employment Term may be terminated at any time by K-Tron, by action taken in good faith by the K-Tron Board, for “Cause.” For purposes of this Agreement, “Cause” shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement provided that the Employee has been given written notice of such failure by the K-Tron Board and such failure has continued for 30 days thereafter, conviction of a felony or other crime involving moral turpitude, misappropriation of K-Tron funds, habitual insobriety, habitual substance abuse or the commission of an act of dishonesty by the Employee resulting in or intended to result in wrongful personal gain or enrichment at the expense of K-Tron. Upon such notice, K-Tron shall not have any further liability or obligation to the Employee hereunder after the date of termination of the Employment Term except for (i) any earned but unpaid Base Salary and Car Allowance accrued to such date and any Unpaid Awarded Bonus, and (ii) any benefits or payments (excluding any severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covers the Employee at that time.
     8.6 Without Cause. K-Tron, by action of the K-Tron Board, may terminate the Employment Term without Cause upon not less than 30 days prior written notice to the Employee.
     8.7 Payment in the Event of Termination without Cause or for Good Reason. If K-Tron terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason during the Employment Term, K-Tron shall pay to the Employee a lump sum amount equal to 200% of the Employee’s then-annual Base Salary and Car Allowance. The lump sum payment shall be made upon the Employee’s Termination Date. Upon such payment, K-Tron shall not have any further liability or obligation to the Employee hereunder after the date of termination of the Employment Term except for (i) any earned but unpaid Base Salary and Car Allowance accrued to such date and any Unpaid Awarded Bonus, (ii) any benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covers the Employee at that time and (iii) the benefits provided under Section 8.8 hereof.
     8.8 Payment in Lieu of Health Coverage. Notwithstanding any other provision of this Agreement, in the event of the termination of the Employment Term for partial or total disability under Section 8.2 hereof, by the Employee for Good Reason under Section 8.4 hereof or by K-Tron without Cause under Section 8.6 hereof, K-Tron shall pay the Employee a lump sum cash payment equal to the cost that would be incurred by the Employee to continue medical and other health care benefits for the period following the Employee’s Termination Date through the second anniversary of the Termination Date, less the cost paid by active K-Tron employees for comparable coverage. The lump sum payment shall be paid within 30 days after the Employee’s Termination Date. The cost of medical and other health care benefits shall be calculated pursuant to the cost sharing arrangement relating to medical and other health care benefits in effect between K-Tron and the Employee immediately before the Termination Date. K-Tron shall also pay to the Employee an amount equal to the estimated federal, state and local income and FICA taxes on the amount paid to the Employee under this Section 8.8, on the same payment date as the lump sum payment described above.
     9. Special Compensation Provisions.
     9.1 Definitions. For purposes hereof, the following terms shall have the following meanings unless the context clearly otherwise requires:
          (a) As used in this Section 9, a “Change of Control” shall be deemed to have occurred if:
               (i) a liquidation or dissolution of K-Tron or the sale (excluding transfers to subsidiaries) of all or a substantial majority of the assets of K-Tron or the K-Tron Group occurs;
               (ii) as a result of a tender offer, exchange offer, stock purchase (excluding a redemption approved by the K-Tron Board which is not in connection with any of the other events mentioned in this clause (ii)), other stock acquisition, merger, consolidation, recapitalization, reverse stock split, sale or transfer of assets or other transaction, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act) other than the Employee or a group which includes the Employee becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of K-Tron representing more than 15% of the common stock of K-Tron or the combined voting power of K-Tron’s then outstanding securities; or
               (iii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the K-Tron Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by K-Tron’s shareholders, of at least two-thirds of the directors who were not directors at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or who, in connection with their election or nomination, received the foregoing two-thirds approval.
          (b) “Termination of Employment” means the termination of the Employee’s actual employment relationship with K-Tron, which constitutes a separation from service under section 409A of the Code, and “Termination Date” means the date of such termination.
          (c) “Termination upon a Change of Control” means a Termination of Employment that occurs during the period beginning on the date of a Change of Control and ending on the first to occur of (i) the date that is one year after the Change of Control or (ii) March 1 following the end of the calendar year in which the Change of Control occurs, and is either:
               (i) initiated by K-Tron or any successor thereto for any reason other than a valid Termination of Employment permitted under any of Sections 8.2, 8.3 or 8.5 hereof; or
               (ii) initiated by the Employee in his sole discretion and without regard to the reason.
     9.2 Compensation upon Termination Involving a Change of Control. In the event of the Employee’s Termination upon a Change of Control, K-Tron shall:
          (a) pay to the Employee in a single lump sum cash payment:
               (i) an amount equal to three times the Employee’s annual Base Salary and Car Allowance in effect either immediately prior to the Termination Date or immediately prior to the Change of Control, whichever is higher; and
               (ii) unless the Employee notifies K-Tron in writing that he intends to retain his options, an amount in redemption of such options equal to the amount, if any, by which the aggregate exercise price of all stock options held by the Employee under any K-Tron stock option or similar plan which have an exercise price below the fair market value of the shares subject to such options (whether or not such options are exercisable at the Termination Date) is less than the aggregate fair market value of the shares of stock subject to such options, with all computations based upon the average closing market price of a share of such stock for the five trading days immediately preceding the Termination Date (or, if higher, the highest cash amount per share paid by the acquiror in connection with any tender offer, stock purchase, other stock acquisition, merger, consolidation or other event which constituted the applicable Change of Control);
          (b) pay to the Employee, in a single lump sum cash payment, an amount equal to the cost that would be incurred by the Employee for medical and other health care benefits that were provided to the Employee immediately prior to his Termination Date or immediately prior to the Change of Control, whichever is higher, for the period following the Employee’s Termination Date through the second anniversary of such Termination Date, less the cost paid by active K-Tron employees for comparable coverage. The cost of medical and other health care benefits shall be calculated pursuant to the cost sharing arrangement relating to such medical and other health care benefits in effect between K-Tron and the Employee immediately before the applicable Termination Date or Change of Control date. K-Tron shall also pay to the Employee an amount equal to the estimated federal, state and local income and FICA taxes on the amount paid to the Employee under this Section 9.2(b), with such amount being paid on the same date as the lump sum payment described above; and
          (c) pay to the Employee, in a single lump sum cash payment, an amount equal to the cost that would be incurred by the Employee to continue his then existing life insurance and disability insurance coverages maintained under Section 1.4(c) above or otherwise for the period following the Employee’s Termination Date through the second anniversary of the Termination Date. The annual cost of such welfare benefits shall be calculated based on K-Tron’s most recent annual premium cost or reimbursement cost with respect to the life insurance and disability insurance coverages in effect for the Employee as of the Termination Date, less, in the case of group term life insurance, the monthly premium charge that is paid by active K-Tron senior executives for similar coverage, as in effect as of Employee’s Termination Date. K-Tron shall also pay to the Employee an amount equal to the estimated federal, state and local income and FICA taxes on the amount paid to the Employee under this Section 9.2(c), on the same payment date as the lump sum payment described above.
     The lump sum payments described in this Section 9.2 shall be paid within five business days after the Termination Date, but in no event later than March 15 following the end of the calendar year in which the Change of Control occurs.
     In the event of the Employee’s Termination upon a Change of Control, the Employee shall receive the benefits of this Section 9.2 in lieu of any other post-termination severance payments to which he might otherwise be entitled under this Agreement on account of the termination of his Employment Term. In addition, the Employee shall be entitled to receive within five business days of the Termination Date any earned but unpaid Base Salary and Car Allowance accrued to the date of such termination and any Unpaid Awarded Bonus, and thereafter the Employee shall also be entitled to receive any additional or other benefits or payments (excluding any other severance benefits or payments) payable to the Employee under any applicable formal policy or plan of K-Tron which covered the Employee at the time of his termination.
     9.3 Enforcement. In the event that K-Tron shall fail or refuse to make payment of any amount due the Employee under Section 9.2 above within the time described therein or to provide the Employee any of the other benefits described in Section 9.2 above, K-Tron shall pay to the Employee, in addition to the payment of any other sums provided in this Agreement:
          (a) interest, compounded quarterly, on any amount remaining unpaid from the date payment is required under such Section 9.2 until paid to the Employee, at the rate from time to time announced by Citibank N.A. (or any successor) as its “prime rate” plus 3%, each change in such rate to take effect on the effective date of the change in such prime rate; and
          (b) on demand, the amount necessary to reimburse the Employee in full for all expenses (including all attorneys’ fees and expenses) incurred by the Employee in enforcing any of the obligations of K-Tron under Section 9.2.
     9.4 Certain Increase in Payments.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by K-Tron to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment”

within the meaning of Section 280G of the Code, or any similar successor provision or statute, the Employee shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction of (i) any excise tax imposed under Section 4999 of the Code, or any similar or successor provision, and (ii) all federal, state and local income, wage and employment taxes and excise taxes imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
          (b) All determinations to be made under this Section 9.4 shall be made by K-Tron’s independent public accounting firm immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and supporting calculations to both K-Tron and the Employee within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon K-Tron and the Employee. Within five days after the Accounting Firm’s determination, K-Tron shall pay the Gross-Up Payment to or for the benefit of the Employee.
          (c) In the event that upon any audit by the Internal Revenue Service, or by any state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Employee, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Employee after taking into account the provisions of Section 4999 of the Code, or any similar or successor provision, shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.
          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by K-Tron. K-Tron agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
          (e) Any Gross-Up Payment shall be paid in any event no later than the date on which K-Tron remits the related taxes to the taxing authorities, in accordance with section 409A of the Code.
     10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Employee’s employment to the extent necessary for the intended preservation of such rights and obligations.
     11. Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent or other employment that the Employee may have or obtain.
     12. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Philadelphia, Pennsylvania in accordance with National Rules for the Resolution of Employee Disputes then in effect of the American Arbitration Association (the “AAA”) (or, if no such rules be in effect, then under the regular rules of the AAA), before a panel of three arbitrators, one of whom shall be selected by K-Tron, one of whom shall be selected by the Employee, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided by applicable statutory law), and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Employee prevails on any material issue which is the subject of such arbitration or lawsuit, K-Tron shall be responsible for all of the fees of the AAA and the arbitrators and any expenses relating to the conduct of the arbitration (including K-Tron’s and the Employee’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its or his own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the AAA and the arbitrators.
     13. Withholding. K-Tron may withhold from any payments under this Agreement all federal, state and local taxes as K-Tron is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise specifically provided herein, the Employee shall bear all expense of and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
     14. Notices. All notices and other communications hereunder shall be in writing and deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):
If to K-Tron, to:
K-Tron International, Inc.
Routes 55 and 553
Pitman, NJ 08071
Attention: Corporate Secretary

If to the Employee, to:
Edward B. Cloues, II
1133 Forest Hill Drive
Lower Gwynedd, PA 19002
or to such other name or address as any designated recipient shall specify by notice to the other designated recipient in the manner specified in this Section 14. Any communication delivered in another manner shall be deemed given when actually received by the intended recipient.
     15. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey, without giving effect to any conflict of laws provisions.
     16. Contents of Agreement, Amendment and Assignment.
          (a) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior employment agreement between the parties and shall not be changed, modified or terminated except upon written amendment executed by a duly authorized officer of K-Tron and the Employee.
          (b) Employee acknowledges that from time to time K-Tron and other members of the K-Tron Group may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of K-Tron or other members of the K-Tron Group may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of any member of the K-Tron Group (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.
          (c) All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. K-Tron shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of K-Tron, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that K-Tron would be required to perform if no such succession had taken place.
     17. Severability. If any provision of this Agreement or the application thereof to anyone or any circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.
     18. Remedies Cumulative; No Waiver. Except as expressly stated herein, no remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its or his sole discretion.
     19. Beneficiaries/References. The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Employee’s death by giving K-Tron written notice thereof. In the event of the Employee’s death or a judicial determination of the Employee’s incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee’s beneficiary, estate or other legal representative.
     20. Miscellaneous. The masculine pronoun whenever used shall include the feminine and the singular shall be construed as the plural, where applicable. All section headings are for convenience only. This Agreement may be executed in several counterparts each of which shall be an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     21. Section 409A.
          (a) Section 409A Compliance. This Agreement is intended to comply with the requirements of the “short-term deferral” exemption from section 409A of the Code or another exemption and shall in all respects be administered in accordance with section 409A or an exemption. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
          (b) Payment Delay. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code and if the Employee is a “specified employee” of a publicly traded corporation as determined under section 409A, any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after separation from service, as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of the Employee’s estate within 60 days after the date of his death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the rate described in Section 9.3(a) hereof.
     IN WITNESS WHEREOF, K-Tron and the Employee have executed this Agreement as of the date first above written.

Attest:	K-TRON INTERNATIONAL, INC.

/s/ Mary E. Vaccara	By:	/s/ Ronald R. Remick

Mary E. Vaccara		Ronald R. Remick
As its Secretary		As its Senior Vice President

EMPLOYEE

/s/ Lukas Guenthardt	/s/ Edward B. Cloues, II

Witness	Edward B. Cloues, II
Approved by the Compensation and Human
Resources Committee of the K-Tron
International, Inc. Board of Directors

By:	/s/ Norman Cohen

Norman Cohen
As its Chairman